As filed with the Securities and Exchange Commission on June 28, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE LOVESAC COMPANY

(Exact name of registrant as specified in its charter)

Delaware	32-0514958
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Two Landmark Square, Suite 300 Stamford, Connecticut	06901
(Address of principal executive offices)	(Zip Code)

THE LOVESAC COMPANY

SECOND AMENDED AND RESTATED 2017 EQUITY INCENTIVE PLAN, AS AMENDED

(Full title of the plan)

Megan C. Preneta

Vice President, General Counsel and Secretary

The Lovesac Company

Two Landmark Square, Suite 300

Stamford, Connecticut 06901

(Name and address of agent for service)

(888) 636-1223

(Telephone number, including area code, of agent for service)

Copies to:

Doreen E. Lilienfeld	Keith Siegner
Allen Overy Shearman Sterling US LLP	The Lovesac Company
599 Lexington Avenue	Two Landmark Square, Suite 300
New York, NY 10022	Stamford, CT 06901
(212) 848-4000	(888) 636-1223

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

The Lovesac Company (the “Registrant”) is filing this registration statement on Form S-8 pursuant to and in accordance with General Instruction E of Form S-8 to register 1,100,000 additional shares of its common stock, par value $0.00001 per share (“Common Stock”), for issuance under The Lovesac Company Second Amended and Restated 2017 Equity Incentive Plan, as amended (the “Plan”). The Registrant first registered the offer and sale of 1,066,740 shares of Common Stock in connection with the Plan on its registration statement on Form S-8 (File No. 333-232674) filed with the Securities and Exchange Commission (the “Commission”) on July 16, 2019, an additional 1,038,149 shares of Common Stock in connection with the Plan on its registration statement on Form S-8 (File No. 333-248755) on September 11, 2020, an additional 550,000 shares of Common Stock in connection with the Plan on its registration statement on Form S-8 (File No. 333-248755) on July 8, 2022 and an additional 225,000 shares of Common Stock in connection with the Plan on its registration statement on Form S-8 (File No. 333-275884) on December 4, 2023 (collectively, the “Prior Registration Statements”).

In accordance with General Instruction E of Form S-8, the contents of the Prior Registration Statements are hereby incorporated by reference. Only those items of Form S-8 containing new information not contained in the Prior Registration Statements are presented herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated into this Registration Statement by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended February 4, 2024, filed with the Commission on April 11, 2024;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since February 4, 2024; and

(c)	The description of the Registrant’s Common Stock set forth in Exhibit 4.5 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended February 4, 2024, filed with the Commission on April 11, 2024.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except as to documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission. Unless expressly incorporated into this Registration Statement, a report deemed to be furnished but not filed on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provisions shall not eliminate or limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the DGCL, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (v) an officer in any action by or in the right of the corporation. No such provision shall eliminate or limit the liability of a director or officer for any act or omission occurring before the date when such provision becomes effective.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Expenses, including attorneys’ fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt by the Registrant of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant.

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The Registrant’s certificate of incorporation provides for the indemnification of directors to the fullest extent permitted under Delaware law. Directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

The Registrant’s amended and restated bylaws provide for the indemnification of directors, executive officers and third parties acting on the Registrant’s behalf to the fullest extent permitted under Delaware law.

The Registrant maintains a directors and officers liability insurance policy on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 8. Exhibits.

The following Exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
4.1	The Lovesac Company Second Amended and Restated 2017 Equity Incentive Plan (filed as Exhibit 10.1 to the Registrant’s Form 10-Q filed on June 8, 2022 and incorporated herein by reference).
4.2	Amendment No. 1 to The Lovesac Company Second Amended and Restated 2017 Equity Incentive Plan (filed as Exhibit 10.1 to the Registrant’s Form 8-K filed on June 2, 2023 and incorporated herein by reference).
4.3*	Amendment No. 2 to The Lovesac Company Second Amended and Restated 2017 Equity Incentive Plan.
4.4	Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1 to the Registrant’s Form 8-K filed on June 7, 2021 and incorporated herein by reference).
4.5	Amended and Restated Bylaws (filed as Exhibit 3.2 to the Registrant’s Form 8-K filed on December 1, 2023 and incorporated herein by reference).
5.1*	Opinion of Allen Overy Shearman Sterling US LLP.
23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Marcum LLP, Independent Registered Public Accounting Firm.
23.3*	Consent of Allen Overy Shearman Sterling US LLP (included as part of the Opinion filed as Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page of this Registration Statement).
107*	Filing Fee Table.

*	Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milford, State of Connecticut, on June 28, 2024.

THE LOVESAC COMPANY

By:	/s/ Megan C. Preneta
Name:	Megan C. Preneta
Title:	Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Keith Siegner and Megan C. Preneta, each of them severally, his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to sign any related registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on June 28, 2024.

/s/ Shawn Nelson
Shawn Nelson
Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Keith Siegner
Keith Siegner
Executive Vice President and
Chief Financial Officer
(Principal Financial Officer and
Principal Accounting Officer)

/s/ Andrew R. Heyer
Andrew R. Heyer
Chairman and Director

/s/ John Grafer
John Grafer
Director

/s/ Jack A. Krause
Jack A. Krause
Director

/s/ Sharon M. Leite
Sharon M. Leite
Director

/s/ Walter F. McLallen
Walter F. McLallen
Director

/s/ Vineet Mehra
Vineet Mehra
Director

/s/ Shirley Romig
Shirley Romig
Director

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